OMB APPROVAL
OMB Number: 3235-0060
Expires: March 31, 2006
Estimated average burden hours per response...28.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2005

BANKATLANTIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	34-027228	65-0507804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida		33309

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 940-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On July 12, 2005, the Board of Directors of BankAtlantic Bancorp, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee, approved a non-employee director compensation plan for non-employee directors.

     For the period beginning July 1, 2005 and ending June 30, 2006, each non-employee director will receive $100,000 for service on the Board of Directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than $50,000 will be payable in cash. The restricted stock and stock options will be granted in Class A Common Stock under the BankAtlantic Bancorp, Inc. 2005 Restricted Stock and Option Plan. Restricted stock will vest monthly over the 12-month service period and stock options will be fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the Class A Common Stock on the date of grant. The number of stock options and restricted stock to be granted will be determined by the Company based on assumptions and formulas typically used to value these types of securities.

     In addition, the Chairman of the Audit Committee will receive $20,000 annually for his service on that committee and the Chairmen of the Compensation Committee and the Nominating/Corporate Governance Committee will each receive $3,500 annually for their service on those committees. Members of the Audit Committee will receive $16,000 in cash for their service on that committee. Members of the Compensation Committee and the Nominating/Corporate Governance Committee will not receive additional compensation for service on those committees.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKATLANTIC BANCORP, INC.
Date: July 14, 2005	By:	/s/ James A White
		Name:	James A. White
		Title:	Chief Financial Officer

3